Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES RESTATES SENIOR UNSECURED BANK FACILITY

Reduces Pricing 50 Basis Points

BETHESDA, MD, June 09, 2005 — LaSalle Hotel Properties (NYSE: LHO) today announced that it had successfully amended and restated its $300.0 million senior unsecured bank facility. The terms of the amended and restated facility are substantially the same as the prior credit facility except for the pricing reduction and the facility now matures June 9, 2008 with an option to extend to June 9, 2009. Additionally, LaSalle Hotel Lessee (LHL), the Company’s taxable REIT subsidiary, also amended and restated its $25 million revolver on similar terms as the amended and restated senior unsecured credit facility.

“We are extremely pleased with the 50 basis point reduction in our pricing grid and improved terms of our line,” noted Hans Weger, Chief Financial Officer for LaSalle Hotel Properties. “Our bank group continues to show strong support for our company and our conservative balance sheet strategy.”

The Company’s senior unsecured facility is co-led by Bank of Montreal and Bank of America. The following banks participate in the senior unsecured credit facility: KeyBank, LaSalle Bank, Raymond James, Royal Bank of Scotland, U.S. Bank, Wachovia and Wells Fargo. LHL’s revolving credit facility is with U.S. Bank.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 22 upscale and luxury full-service hotels, totaling approximately 6,800 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including, Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

Certain matters discussed in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent SEC reports and filings. LaSalle assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at

www.lasallehotels.com